CONSULTING AGREEMENT

THIS AGREEMENT is dated the 1ST day of October, 2004.

BETWEEN:
                 Aquasol EnvironTech Ltd. a company incorporated
                     Pursuant to the laws of Cayman Island,
           With an office located at 1980 - 1055 West Hastings Street
                             Vancouver, B.C. V6E 2E9
                             (herein the "Company")

                                     - and -

                                JEFF YENYOU ZHENG
                           708 - 711 Broughton Street,
                             Vancouver, B.C. V6G 1Z8
                            (herein the "Consultant")


WHEREAS the Company desires to engage the Consultant as President of the Company, to render various services to the Company upon the terms and conditions contained herein;

NOW THEREFORE it is hereby agreed as follows:

1.       Services

         The Company agrees to engage the Consultant to provide the services described and to act as President to deal with daily operating issues and to provide the Company with such other consulting services as the Company and the Consultant have agreed to perform and provide such services (collectively the "Services").

2.       Term

         Except as otherwise provided in this Agreement, the Company agrees to engage the Consultant on a full time basis to provide the Services for a term commencing October 1, 2004.

3.       Fee

         (a) The Company agrees to pay the Consultant a fee of Cdn$3,000.00 per month for any Services provided by the Consultant under the Agreement.

         (b)    The Company shall provide a dental plan to the Consultant.

         (c) The Company shall issue the Consultant reasonable option shares of the Company, which will be determined by the Board of the Company after the IPO is completed.

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4.       Expenses

         The Company shall pay for or reimburse the Consultant for all reasonable, ordinary and necessary expenses incurred by the Consultant in the ordinary course of performing the Services upon presentation of proper accounts, statements, invoices or receipts for such items.

5.       Independent Contractor

         The Consultant's relationship with the Company as created by this Agreement is that of an independent contractor for the purposes of the Income Tax Act (Canada) and any similar provincial taxing legislation. It is intended that the Consultant shall have general control and direction over the manner in which its services are to be provided to the Company under this Agreement. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership) between the parties other than as an independent contractor as set forth herein.

6.       Authority

         The Consultant acknowledges that it is being retained as a consultant to the Company and that as such it does not have the authority and cannot commit or bind the Company to any matter, contract or negotiation without the prior written authorization of the Company.

7.       Compliance

         (a) The Consultant shall comply with all applicable federal, provincial and municipal laws, rules and regulations arising out of or connected with the performance of the Services under this Agreement by the Consultant or its employees.

         (b) The Consultant shall be responsible for all Unemployment Insurance Contributions, Canada Pension Plan contributions, Income Tax and Workers' Compensation payments relating to or arising out of the fees paid to the Consultant under this Agreement and the Services performed by the Consultant or its employees. Payments relating to any of the above shall be the responsibility of the Consultant and shall be forwarded by the Consultant as appropriate, directly to the government agencies involved. Proof of compliance with the requirement shall be available to the Company upon request.

         (c) In the event that any taxing authority, for whatever reason, seeks from the Company any Unemployment Insurance Contributions, Canada pension Plan contributions, Income Taxes or Workers' Compensation payments, the Consultant agrees to indemnify the Company and any of its directors, officers and employees, for the full amount of any such contributions or payments (including any applicable interest and penalties thereon). The Consultant further agrees that the Company may set off an equal amount of such contributions or payments (including any applicable interest and penalties thereon) against any fees and expenses payable to the Consultant under this Agreement.

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8.       Confidential Information

         (a) The Consultant acknowledges that certain of the material and information made available to the Consultant by the Company in the performance of the Services (the "Confidential Information") will be of a confidential nature. The Consultant recognizes that the Confidential Information is the sole and exclusive property of the Company, and the Consultant shall use its best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information. The Consultant shall not, directly or indirectly, use the Confidential Information, whether or not acquired, learned, obtained or developed by the Consultant alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of the Services or as may be consented to in writing by the Company.

         (b) The Confidential Information is and shall remain the sole and exclusive property of the Company regardless of whether such information was generated by the Consultant or by others, and the Consultant agrees that upon termination of the Agreement it shall deliver promptly to the Company all such tangible parts of the Confidential Information including records, data, notes, reports, proposals, Company lists, correspondence, materials, marketing or sales information, computer programs, equipment, or other documents or property which are in the possession or under the control of the Consultant without retaining copies thereof.

         (c) Each of the foregoing obligations of the Consultant in this clause shall also apply to any confidential information of customers, joint venture parties, contractors and other entities, of any nature whatsoever, with whom the Company or any associate or affiliate of the Company has business relations.

         (d) Notwithstanding the foregoing provisions of this clause, the Consultant shall not be liable for the disclosure or use of any of the Confidential Information to the extent that:

                (i) the Confidential Information is or becomes available to the public from a source other than the Consultant and through no fault of the Consultant; or

                (ii) the Confidential Information is lawfully obtained by the Consultant from a third party or a source outside of this Agreement.

         (e) The covenants and agreements contained in this clause shall survive the termination of this Agreement.

9.       Other Services

         The Consultant will be free to perform consulting and other services to the Consultant's other Companyies during the term of this Agreement, provided however, that the Consultant shall ensure that the Consultant is able to perform the Services pursuant to this Agreement in a timely and professional fashion. The Consultant agrees not to perform services for the Consultant's other Companies which may create a conflict of interest or interfere with the Consultant's duties pursuant to this Agreement.

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10.      Non-Competition

         (a) The Consultant agrees that during the term of this Agreement, the Consultant will not engage, hold an interest, or have any involvement, either directly or indirectly, in any business entity or venture which competes with the Company or any associate or affiliate of the Company.

         (b) The Consultant agrees that during the term of this Agreement, and for a period of twelve months following termination of this Agreement, however caused, the Consultant will not hire or take away, or cause to be hired or taken away any employee of the Company.

         (c) The Consultant agrees that all restrictions in this clause are reasonable, valid and do not go beyond what is necessary to protect the interests of the Company, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Consultant. The provisions of this clause are only intended to safeguard against the Consultant participating in competitive endeavours against the Company and shall not in any way restrict or limit the Consultant from engaging in subsequent business which are not in competition with the Company.

         (d) The covenants and agreements contained in this clause shall survive the termination of this Agreement.

11.      Termination

         (a) In the event that the Consultant breaches this Agreement, or otherwise fails to perform the Services in accordance with the terms of this Agreement, the Company may terminate this Agreement immediately and without notice for cause. Either party may terminate this Agreement at any time, without cause or reason, upon giving one (1) months advance written notice to the other.

         (b)    Upon termination of this Agreement:

                (i) the Company's obligations to the Consultant under this Agreement shall terminate except for the Company's obligation to pay the fees and expenses in accordance with the terms of this Agreement, to the date of termination; and

                (ii) the Consultant's obligations to the Company under this Agreement shall terminate except those obligations which are specifically expressed to survive the termination of this Agreement.

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12.      Governing Law

         This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13.      Severability

         If any provision of this Agreement, or the application of such provision to any person or in any circumstance, shall be determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, and the application of such provision to any person or in any circumstance other than that to which it is held to be invalid, illegal or unenforceable, shall not be affected thereby.

14.      Amendments

         Any amendments to this Agreement must be in writing and signed by both parties hereto.

15.      Time of Essence

         Time shall be of the essence in this Agreement.

16.      Indemnification

         This is the entire Agreement between the Company and the Consultant with respect to the Services to be provided by the Consultant to the Company and supersedes any prior agreements with respect to such services whether written or oral.

17.      Notices

         Notices hereunder shall be in writing and must be either personally delivered or sent by double registered mail to the address(es) set forth above. A party much change the address set forth above by proper notice to the other.

18.      No Waiver

         The failure of any partly to insist upon the strict performance of a covenant or obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict performance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any covenant or obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or of any other obligation hereunder.

19.      Assignment

         This Agreement is personal in nature and may not be assigned by either party hereto.

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20.      Enurement

         This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective employees and permitted receivers, successors and assigns.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the day and year first above written.

Aquasol EnvironTech Ltd.


Per:
     --------------------------------
       Name



-------------------------------------
Jeff Yenyou Zheng









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